Exhibit 3.5
SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
AGASSIZ ENERGY, LLC
Dated: Effective September 6, 2006

SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
AGASSIZ ENERGY, LLC
THIS SECOND AMENDED AND RESTATED MEMBER CONTROL AGREEMENT (this “Agreement”) is entered into effective as of the 6th day of September, 2006, by and among Agassiz Energy, LLC, a Minnesota limited liability company (the “Company”), each of the Persons identified as Members on attached Exhibit “A”, and any other Persons that may from time to time be subsequently admitted as Members of the Company in accordance with the terms of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1.6. This Agreement amends and restates the Member Control Agreement between the parties hereto dated November 4, 2004, and the Amended and Restated Member Control Agreement of Agassiz Energy, LLC effective March 31, 2006.
ARTICLE I.
THE COMPANY
1.1 Formation and Agreement. The initial Members formed the Company as a Minnesota limited liability company by filing Articles of Organization with the Minnesota Secretary of State on October 12, 2004. The Members hereby agree that this Agreement constitutes a “Member Control Agreement” within the meaning of Section 322B.37 of the Act. To the extent that the rights and obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, including by reason of the Articles of Organization or Operating Agreement of the Company, this Agreement, to the extent permitted by the Act, shall control.
1.2 Purposes; Powers. The nature of the business and purposes of the Company are to: (i) own, construct, operate, lease, finance, contract with, and/or invest in ethanol production and co-product production facilities; (ii) process feedstocks into ethanol and related co-products, and market such ethanol and co-products; and (iii) engage in any other business and investment activity in which a Minnesota limited liability company may lawfully be engaged, as determined by the Board of Governors. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, and in furtherance of, the purposes of the Company as set forth in this Section 1.2 and has any and all powers that may be exercised on behalf of the Company by the Board of Governors pursuant to the Operating Agreement of the Company or the Act as limited by Article V of this Agreement.
1.3 Title to Property. All Property owned by the Company shall be owned by the Company as an entity and not in the name of any Member, and no Member shall have any ownership interest in such Property, except as a Member of the Company. Each Member’s interest in the Company shall be personal property for all purposes.

1.4 Payment of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member or Governor.
1.5 Independent Activities; Transactions With Affiliates. The Governors shall be required to devote such time to the business and affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that they deem appropriate in their discretion. Neither this Agreement nor any activity undertaken pursuant hereto shall: (i) prevent any Member or Governor or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member; or (ii) require any Member or Governor to permit the Company or any other Governor or Member or their Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation. To the extent permitted by applicable law and subject to the provisions of this Agreement, the Governors are hereby authorized to cause the Company to purchase Property from, sell Property to, or otherwise deal with, any Member (including any Member who is also a Governor), or any Affiliate of any Member; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been entered into with an independent third party.
Notwithstanding the foregoing, the following shall apply to transactions between the Company and a Sponsor:
(a) Provision of Goods or Services. A Sponsor may provide goods or services other than management services to the Company in connection with the operation of the Company’s assets as long as the Sponsor, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Company. The terms pursuant to which all goods or services are provided to the Company by the Sponsor shall be embodied in a written contract, the material terms of which must be fully disclosed to the Members. The contract may only be modified by a vote of a majority of the then outstanding Membership Interests. The contract shall contain a clause allowing termination without penalty on sixty (60) days notice. At a minimum, such contracts must meet all of the following criteria:
(1) the Sponsor must be independently engaged in the business of providing such goods or services to persons other than Affiliates of the Sponsor, and at least thirty-three percent (33%) of the Sponsor’s associated gross revenues must come from persons other than Affiliates of the Sponsor.
(2) the compensation price or fee charged for providing such goods or services must be comparable and competitive with the compensation price or fee charged by persons other than Affiliates of the Sponsor in the same geographic location who provide comparable goods or services which could reasonably be made available to the Company.
(3) except in extraordinary circumstances, the compensation and other material terms of the contract must be fully disclosed in any prospectus distributed by the Company. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than Sponsors or their Affiliates.
(4) if the Sponsor is not engaged in the business to the extent required above, the Sponsor may provide goods and services if all of the following additional conditions are met:
(i) it can demonstrate the capacity and capability to provide such goods or services on a competitive basis.
(ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than Affiliates in the same geographic location who are in the business of providing comparable goods or services.
(iii) the cost is limited to the reasonable, necessary and actual expenses incurred by the Sponsor on behalf of the Company in providing such goods or services exclusive of expenses of the type which may not be reimbursed (rent or depreciation, utilities, capital equipment, other administrative items of the Sponsor and salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of the Sponsor).
(iv) expenses are allocated in accordance with generally accepted accounting principles and are subject to audit by the Company.
(b) Sales and Leases to Company.
(1) The Company shall not purchase or lease assets in which a Sponsor has an interest unless all of the following conditions are met:
(i) The transaction occurs at the formation of the Company and is fully disclosed in its Prospectus.
(ii) The assets are sold upon terms fair to the Company and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert.

(2) Notwithstanding provisions of Subsection 1 above, the Sponsor may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company, or completion of construction of the assets, provided that all of the following conditions are met:
(i) The assets are purchased by the Company for a price no greater than the cost to the Sponsor.
(ii) All income generated by, and expenses associated with, the assets so acquired shall be treated as belonging to the Company.
(iii) There are no other benefits arising out of such transaction to the sponsor apart from compensation otherwise permitted by NASAA Guidelines.
(c) Sales and Leases to Sponsor.
(1) A Sponsor shall not acquire assets from the Company unless approved by a majority of the then outstanding Membership Interests without the necessity for concurrence by the Sponsor.
(2) The Company may lease assets to the Sponsor only if both of the following are met:
(i) The transaction occurs at the formation of the Company, and is fully disclosed in the Prospectus.
(ii) The terms of the lease are fair to the Company.
1.6 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:
(a) “Act” means the Minnesota Limited Liability Company Act, Chapter 322B, Minnesota Statutes (2006), as amended from time to time, or any corresponding provisions of any succeeding laws.
(b) “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(c) “Affiliate” means, with respect to any Person or entity: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or entity; (ii) any officer, director, general partner, member or trustee of any such Person or entity; or (iii) any Person or entity who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect a majority of the Governors, members, or persons exercising similar authority with respect to such Person or entities.
(d) “Agreement” means this Second Amended and Restated Member Control Agreement, as amended from time to time.
(e) “Articles” means the Company’s Articles of Organization on file with the Minnesota Secretary of State’s Office, as amended from time to time.
(f) “Assignee” means a transferee of Units who is not admitted as a Substitute Member pursuant to Section 9.8 of this Agreement.
(g) “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 2.3 of this Agreement.
(h) “Capital Contributions” means, with respect to any Member, the amount of money (US Dollars), and the initial Gross Asset Value of any assets or property other than money, contributed by the Member or such Member’s predecessors in interest to the Company, (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 750) with respect to the Units held or purchased by such Member, including additional Capital Contributions.
(i) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
(j) “Company” means Agassiz Energy, LLC, a Minnesota limited liability company.
(k) “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
(l) “Debt” means: (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by notes, bonds or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company, whether or not the Company has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement; (v) accounts payable; and (vi) obligations, contingent or otherwise, under direct or indirect guarantees of indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above. Notwithstanding the foregoing, however, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.
(m) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Governors.
(n) “Dissolution Event” shall have the meaning set forth in Section 10.1 of this Agreement.
(o) “Effective Date” means September 6, 2006.
(p) “Facilities” means the ethanol and co-product production facilities to be constructed and operated by the Company.
(q) “Financial Close” shall mean the actual closing (execution and delivery of all required documents) by the Company with its project lender(s) providing for all debt financing, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project lender(s) or which is deemed necessary or prudent in the sole discretion of the Governors.
(r) “Fiscal Year” means: (i) any twelve-month period commencing on January 1, and ending on December 31.
(s) “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
(t) “Governor” means any Person who: (i) is elected by the Members as a Governor or who has otherwise become a Governor pursuant to the Articles of Organization or Operating Agreement of the Company; and (ii) has not ceased to be a Governor. “Board of Governors” or “Governors” mean all such Persons.

(u) “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Governors, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 of this Agreement shall be as set forth in such Section; (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Governors as of the following times: (A) upon the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimus Capital Contribution; (B) upon the distribution by the Company to a Member of more than a de minimus amount of Company Property as consideration for an interest in the Company; and (C) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Governors reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Governors; and (iv) the Gross Asset Values of Company assets shall be increased or decreased, as applicable, to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(c) of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv) of this paragraph, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
(v) “Issuance Items” has the meaning set forth in Section 3.3(h) of this Agreement.
(w) “Liquidation Period” has the meaning set forth in Section 10.6 of this Agreement.
(x) “Liquidator” has the meaning set forth in Section 10.8 of this Agreement.
(y) “Member” means any Person: (i) whose name is set forth as such on Exhibit “A” attached hereto or as it may be amended from time to time, or who has become a Member pursuant to the terms of this Agreement; and (ii) who is the owner of one or more Units and has not ceased to be a Member pursuant to the terms of this Agreement. “Members” means all such Persons.

(z) “Membership Financial Rights” means collectively, a Member’s share of “Profits” and “Losses”, the right to receive distributions of the Company’s assets, and the right to information concerning the business and affairs of the Company as required by the Act. The Membership Financial Rights of a Member is quantified by the unit of measurement referred to herein as “Units”.
(aa) “Membership Interest” means collectively, the Membership Financial Rights and the Membership Voting Interest.
(bb) “Membership Voting Interest” means collectively, a Member’s right to vote as set forth in this Agreement or as required by the Act. The Membership Voting Interest of a Member shall mean as to any matter to which the Member is entitled to vote hereunder or as may be required under the Act, the right to one (1) vote for each Unit registered in the name of such Member as shown in the Unit Holder Register.
(cc) “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Governors. “Net Cash Flow” shall not be reduced by Depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.
(dd) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
(ee) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
(ff) “Officer” means any Person who: (i) is appointed as an Officer by the Governors; and (ii) has not creased to be an Officer. “Officers” mean all such Persons.
(gg) “Permitted Transfer” has the meaning set forth in Section 9.2 of this Agreement.
(hh) “Person” means any individual, general or limited partnership, joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.
(ii) “Profits and Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(b)

or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
(jj) “Property” means all real and personal property acquired by the Company (including cash), and any improvements thereto, and shall include both tangible and intangible property.
(kk) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
(ll) “Regulatory Allocations” has the meaning set forth in Section 3.4 of this Agreement.
(mm) “Related Party” means the adopted or birth relatives of any Person and such Person’s spouse (whether by marriage or common law), if any, including without limitation great-grandparents, grandparents, parents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person’s (and such Person’s spouse’s) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.
(nn) “Securities Act” means the Securities Act of 1933, as amended.
(oo) “Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, the Company, or any person who will control, manage or participate in the management of the Company, and any affiliate of any such person. Not included is any person whose only relation with the Company is that of an independent manager of a portion of the Company’s assets, and whose only compensation is as such. “Sponsor” does not include wholly independent third parties, such as attorneys, accountants and underwriters, whose only compensation is for professional services rendered in connection with the offering of Company Membership Units. A person may also be deemed a Sponsor of the Company by: (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other persons; (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company in consideration of services or property, or both services and property; (iii) having a substantial number of relationships and contacts with the Company; (iv) possessing significant rights to control the Company’s properties; (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or (vi) providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.
(pp) “Tax Matters Member” has the meaning set forth in Section 7.4 of this Agreement.
(qq) “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that:
(i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(rr) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, give, sell, exchange, assign, pledge, bequest, hypothecate or otherwise dispose of.
(ss) “Unit” means an ownership interest in the Company issued in consideration of a Capital Contribution made as provided in Article II of this Agreement.
(tt) “Unit Holder” means any Person who is the owner of one or more Units. “Unit Holders” means all such Persons.

(uu) “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
(vv) “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
(ww) “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
(xx) “Unit Holder Register” means the register maintained by the Company at its principal office or by the Company’s duly appointed agent, setting forth the name, address and Capital Contributions of each Unit Holder (or such Unit Holder’s predecessors in interest), and the number of Units, certificate number(s) and date of issuance of Units issued to each Unit Holder, which register shall be modified from time to time as additional Units are issued and as Units are Transferred pursuant to this Agreement.
ARTICLE II.
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
2.1 Initial Capital Contributions. The name, address, initial Capital Contribution and initial Units quantifying the Membership Interest of each of the Members shall be set forth on Exhibit “A” attached hereto, and shall also be set forth on the Unit Holder Register.
2.2 Additional Capital Contributions; Additional Units. No Unit Holder shall be obligated to make any additional Capital contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder’s original Capital Contributions, and no Units shall be subject to any calls, requests or demands for capital. Subject to Section 5.3, additional Units may be issued in consideration of Capital Contributions as agreed to between the Governors and the Persons acquiring such Units. The Members shall have no preemptive rights pursuant to Section 322B.33 of the Act.
2.3 Maximum Investment. No Member may own more than twenty percent (20%) of the Membership Interests and Membership Units issued by the Company pursuant to a registered public offering initiated by the Company in the year 2006.
2.4 Capital Accounts. A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:
(a) To each Unit Holder’s Capital Account there shall be credited: (i) such Unit Holder’s Capital Contributions; (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder;
(b) To each Unit Holder’s Capital Account there shall be debited: (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement; (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;
(c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and,
(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Governors determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Governors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article X of this Agreement upon the dissolution of the Company. The Governors also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
ARTICLE III.
ALLOCATIONS
3.1 Profits. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.
3.2 Losses. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.
3.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(b) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in this Agreement.
(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of

Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, then in such circumstance each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Sections 3.3(c) and 3.3(d) were not in this Agreement.
(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.
(f) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment in Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.
3.4 Regulatory Allocations. The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Governors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).
3.5 Loss Limitation. Losses allocated pursuant to Section 3.2 of this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 of this Agreement, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.
3.6 Other Allocation Rules.
(a) For purposes of determining Profits, Losses and any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Governors using any permissible method under Code Section 706 and the Regulations thereunder.
(b) The Unit Holders are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.
(c) Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company Profits shall be deemed to be as provided in the Capital Accounts. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Governors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.
(d) Profits and Losses to the Unit Holders shall be allocated among the Unit Holders in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.
3.7 Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take into account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset

Value in Section 1.10(u) of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Governors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
3.8 Tax Credit Allocations. All income tax credits with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective Membership Interests for the Fiscal Year during which the expenditure, production, sale or other event giving rise to such credits occurs. This Section 3.8 is intended to comply with the applicable tax credit allocation principles of Regulations Section 1.704-1(b)(4)(ii) and shall be interpreted consistently therewith.
ARTICLE IV.
DISTRIBUTIONS
4.1 Net Cash Flow. Subject to the terms and conditions of any applicable loan covenants and restrictions, the Governors, in their sole discretion, shall make distributions of Net Cash Flow, if any, to the Unit Holders in proportion to Units held. In determining Net Cash Flow, the Governors shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.
4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.
4.3 Limitations on Distributions. The Company shall make no distributions to the Unit Holders except as provided in this Article IV and in Article X of this Agreement. Notwithstanding any other provision, no distribution shall be made if not permitted to be made under the Act.
ARTICLE V.
MANAGEMENT
5.1 Board of Governors. Except as otherwise provided in this Agreement or required by law, the Governors shall direct the business and affairs and exercise all of the powers of the Company, and shall adopt such policies, rules, regulations and actions as they deem advisable. Subject to Section 5.3 of this Agreement or any other express provisions of this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Governors and not by the Members. No Member, other than a Member acting in his or her capacity as a Governor or Officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company. Any Member who invests at least twelve million dollars ($12,000,000.00) in the registered public offering of Company, initiated by the company in the year 2006, in exchange for Membership Interests and/or Membership Units shall be entitled to be or to appoint a Governor of the Company for so long as such Member continues to be the owner of at least twelve million dollars ($12,000,000.00) worth of Membership Interests and/or Membership Units purchased by such Member in such public offering, provided, however, that such member shall not be entitled to be or to vote for other governors while such member is entitled to be or to appoint a governor.
5.2 Governor as Agent. Notwithstanding the power and authority of the Governors to manage the business and affairs of the Company, no Governor shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Governors have authorized the Governor to take such action.
5.3 Restrictions on Authority of Governors.
(a) The Governors shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the unanimous consent of the Members:
(i) Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.2 of this Agreement;
(ii) Knowingly engage in any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;
(iii) Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose; or,
(iv) Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.
(b) The Governors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of a majority of the Membership Voting Interests:
(i) Merge, consolidate, exchange or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company; or

(ii) Cause the Company to acquire any equity or debt securities of any Governor or any of its Affiliates, or otherwise make loans to any Governor or any of its Affiliates.
The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Governor that are specified in the Act as requiring the consent or approval of the Members.
Unless otherwise required by this Agreement or the Act, any such required consent or approval may be given by a vote of a majority of the Membership Voting Interests.
5.4 Limitation of Liability; Indemnification.
(a) To the maximum extent permitted under the Act and other applicable law, no Member, Governor or Officer shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a Member, Governor or Officer. Furthermore, no Governor or Officer shall be personally liable to the Company or its Members for monetary damages for a breach of fiduciary duty by such Governor or Officer; provided that this provision shall not eliminate or limit the liability of a Governor or Officer for any of the following: (i) any breach of the duty of loyalty to the Company or its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) a transaction from which the Governor or Officer derived an improper personal benefit; or, (iv) a wrongful distribution in violation of the Act. To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Governor or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Governor or Officer, in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Governor in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Governor or Officer, including a derivative suit, the Company shall indemnify, save and hold harmless, and pay all costs, liabilities, damages and expenses of such Governor or Officer, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the foregoing provisions, no Governor or Officer shall be indemnified by the Company to the extent prohibited or limited by the Act. The Company may purchase and maintain insurance on behalf of any Governor or Officer in his or her official capacity against any liability described in this Section, whether or not the Company would otherwise be required to indemnify such Governor or Officer against such liability.
(b) Notwithstanding Section 5.4(a) above, the Company shall not provide for indemnification of a Sponsor for any liability or loss suffered by the Sponsor, nor shall it hold a Sponsor harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
(i) The Sponsor has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;
(ii) The Sponsor was acting on behalf of or performing services for the Company;
(iii) Such liability or loss was not the result of negligence or misconduct by the Sponsor; and
(iv) Such indemnification or agreement to hold harmless is recoverable only out of Company net assets and not from Members.
(c) Notwithstanding anything to the contrary contained in Section 5.4(b) above, the Sponsor and any person acting as broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:
(i) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
(ii) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee;
(iii) A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
(d) The Company shall not incur the cost of that portion of liability insurance which insures the sponsor for any liability as to which the Sponsor is prohibited from being indemnified under this Section.
(e) The advancement of Company funds to a Sponsor or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:
(i) The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii) The legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and
(iii) The Sponsor or its Affiliates undertake to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such person is found not to be entitled to indemnification.
5.5 Fiduciary Duty of Sponsors. The Sponsor shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Sponsor’s immediate possession or control, and the Sponsor shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. In addition, the Company shall not permit any Member to contract away the fiduciary obligation owed to the Member by the Sponsor under common law.
5.6 Reciprocal Business Arrangements. No rebates or give-ups may be received by a Sponsor, Affiliate or promoter, nor may a Sponsor, Affiliate or promoter participate in any reciprocal business arrangements which would circumvent this Agreement.
ARTICLE VI.
MEMBERSHIP UNITS; MEMBERS
6.1 Membership Units. The Company is initially organized with one (1) class of Membership Interests, designated in Units, which Units are initially the only class of equity in the Company. The Units shall have no par value and shall be of a single class with identical rights. The Company shall have a first lien on the Units of any Member for any debt or liability owed by such Member to the Company.
Additional and different classes of Membership Interests represented by different Units may be created and issued to new or existing Members on such terms and conditions as the Governors may determine. Such additional and different classes may have different rights, powers and preferences (including, without limitation, voting rights and distribution preferences), which may be superior to those of existing Members. Members shall have no preemptive rights to acquire additional or newly created Units.
6.2 Certificates; Surrender for Transfer. Certificates representing Units shall be in such form as shall be determined by the Governors, in their discretion. If a certificate is lost, destroyed or mutilated, a new one may be issued upon such terms and indemnity to the Company as the Governors may prescribe. No new certificate shall be issued until the former certificate for a like number of Units has been surrendered and canceled.
6.3 Members. Each Person who desires to become a Member must sign this Agreement or complete and execute a signature page to this Agreement in the form of Exhibit “B” attached hereto and such other documents as may be required by the Governors. Membership Interests and Units of the Members shall be set forth on Exhibit “A” to this Agreement, as amended from time to time.
6.4 Additional Members. No Person shall become a Member without the approval of the Governors. The Governors may refuse to admit any Person as a Member in their sole discretion. Any such admission must comply with the requirements described in this Agreement and will be effective only after such Person has executed and delivered to the Company such documentation as determined by the Governors to be necessary and appropriate to effect such admission.
6.5 Members’ Voting Rights. Each Member shall be entitled to one (1) vote for each Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which such Member is entitled to vote under this Agreement or the Act. Members do not have cumulative voting rights as to any matter. Except as otherwise expressly provided for in this Agreement, Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.
6.6 Termination of Membership. If for any reason the membership of a Member is terminated as provided in this Agreement or the Act, the Member whose membership has terminated loses all Membership Voting Interests and shall be considered merely an unadmitted Assignee of the Membership Financial Rights owned before the termination of membership, having only the rights provided for unadmitted Assignees in Section 9.7 hereof.
6.7 No Member Right of Redemption or Return of Capital. Except as otherwise provided in this Agreement or the Act, no Member or transferee of any Member shall have any right to demand or receive a return of his/her/its Capital Contribution or to require the redemption of his/her/its Units.
6.8 Waiver of Dissenters Rights. To the fullest extent permitted by the Act, each Member hereby disclaims, waives and agrees not to assert: (i) any dissenters’ or similar rights under the Act; (ii) any right to require partition or appraisal of the Company or of any of its assets, or to cause the sale of any Company Property; or (iii) any right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any Company Property.
6.9 Loans. Any Member or Affiliate may, with the consent of the Governors, lend or advance money to the Company, in which case the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but rather shall be a debt due from the Company, repayable out of the Company’s cash, and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Governors for loans to its most creditworthy commercial borrowers, plus four percent (4%) per annum. If a Governor or an Affiliate of a Governor is the lending Member, the rate of interest and the terms and conditions of such loan shall be no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

6.10 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting by written action signed by the Members owning the Membership Voting Interests required to take such action at a duly called meeting of the Members. The written action shall be effective when signed by the required number of Members, unless a different effective time is provided for in the written action.
ARTICLE VII.
ACCOUNTING, BOOKS AND RECORDS
7.1 Accounting, Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The books and records shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal place of business: (i) a current list of the full name and last known address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee; (ii) the full name and address of each Governor; (iii) a copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed; (iv) copies of the Company’s federal, state and local income tax and information returns and reports, if any, for the six (6) most recent taxable years; (v) a copy of this Agreement and any and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed; (vi) copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and, (vii) a copy of the Company’s Operating Agreement and any and all amendments thereto. The Company shall use the accrual method of accounting in the preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.
7.2 Members’ Access to Records. Every Member shall, at all times, have access to the records of the Company and may inspect and copy any of them; provided, however, that the Company may require a Member to execute a non-disclosure agreement prior to the inspection or copying of any Company records that constitute Trade Secrets relating to Company investments, as determined by the Company. With regard to access to Company records, the following provisions shall apply:
(a) an alphabetical list of the names, addresses and business telephone numbers of the Members of the Company, along with the number of Membership Interests held by each of them (the “Membership List”) shall be maintained as part of the books and records of the Company, and shall be available for inspection by any Member, or its designated agent, at the home office of the Company upon the request of the Member.
(b) the Membership List shall be updated at least quarterly to reflect changes in the information contained therein.
(c) a copy of the Membership List shall be mailed to any Member requesting the Membership List within ten (10) days of the request. The copy of the Membership List shall be printed in alphabetical order on white paper and in a readily readable type size (in no event smaller than 10 point type). A reasonable charge for copy work may be charged by the Company.
(d) the purposes for which a Member may request a copy of the Membership List include, without limitation, matters relating to Members’ voting rights under the Company’s Member Control Agreement, and the exercise of Members’ rights under Federal proxy laws.
(e) if a Sponsor of the Company neglects or refuses to exhibit, produce or mail a copy of the Membership List as requested, the Sponsor shall be liable to any Member requesting the Membership List for the costs, including attorneys’ fees incurred by the Member, for compelling the production of the Membership List, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the request for inspection, or for a copy of the Membership List, is to secure such list of Members or other information for the purpose of selling such Membership List, or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company. The Sponsor may require the Member requesting the Membership List to represent that the Membership List is not requested for a commercial purpose unrelated to the Member’s interest in the Company. The remedies provided hereunder to Members requesting copies of the Membership List are in addition to, and shall not in any way limit, other remedies available to Members under Federal law or the laws of any state.
7.3 Reports. The Treasurer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. The Company shall cause to be delivered to each Member the financial statements listed below, prepared, in each case (other than with respect to Member’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied. Delivery of the financial statements shall occur as soon as practicable following the end of each Fiscal Year (and in any event not later than 120 days after the end of such Fiscal Year), and at such time as distributions are made to the Unit Holders pursuant to Article X of this Agreement following the occurrence of a Dissolution Event. The financial statements shall consist of a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).
7.4 Tax Matters. The Governors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes as the Governors shall determine appropriate and shall have the right and authority to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as

Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. The Governors shall designate a Person to be specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law; provided, however, that the Governors shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year, but not later than three (3) months after the end of each Fiscal Year.
ARTICLE VIII.
AMENDMENTS
8.1 Amendments. Amendments to this Agreement may be proposed by the Governors or any Member. Following any such proposal, the Governors shall submit to the Members a verbatim statement of any proposed amendment (provided that counsel for the Company shall have approved of the same in writing as to form), and the Governors shall include therewith a recommendation as to the proposed amendment. The Governors shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment to this Agreement only if approved by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting at which a quorum of the Members is present. Notwithstanding any provision of this Section 8.1 to the contrary, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member, or alter the Membership Financial Rights of a Member.
ARTICLE IX.
TRANSFERS
9.1 Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of such Member’s Units. In the event that any Member pledges or otherwise encumbers all or any part of such Member’s Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Agreement and all other agreements governing the rights and obligations of Unit Holders in the event such pledgee or secured party becomes a Unit Holder hereunder.
9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in this Article IX, a Unit Holder may (a) at any time Transfer all or any portion of such Unit Holder’s Units (i) to the transferor’s personal representative, administrator or trustee to whom such Units are Transferred involuntarily by operation of law, or (ii) without consideration to or in trust for descendants of a Member, or (b) beginning ninety (90) days after Financial Close, Transfer all or any portion of such Unit Holder’s Units (i) to any Person approved by the Governors, in writing. Any such Transfer set forth in this Section 9.2 and meeting the conditions set forth in Section 9.3 below is referred to herein as a “Permitted Transfer.”

9.3 Conditions Precedent to Transfers. In addition to the conditions set forth above, no Transfer of Units shall be effective unless and until all of the following conditions have been satisfied:
(a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of Transfer as may be necessary or appropriate in the opinion of counsel to the Company to affect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the transferor and/or transferee shall pay all reasonable costs and expenses connected with the Transfer and the admission of the Transferee as a Member and incurred as a result of such Transfer, including but not limited to, legal fees and costs.
(b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Units until it has received such information.
(c) Except in the case of a Transfer of any Units involuntarily by operation of law, either (i) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Governors, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.
(d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Governors, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.
(e) Unless otherwise approved by the Governors and Members representing in the aggregate a 75% majority of the Membership Voting Interests, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by the Governors, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Units would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled to (or required, as the case may be): (i) immediately Transfer only that portion of its Units as may, in the opinion of such counsel, be Transferred without causing such a termination; and (ii) enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being Transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s).
(f) No notice or request initiating the procedures contemplated by this Section 9.3 may be given by any Member after a Dissolution Event has occurred. No Member may sell all or any portion of its Units after a Dissolution Event has occurred.
(g) No Person shall Transfer any Unit if, in the determination of the Governors, such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
The Governors shall have the authority to waive any legal opinion or other condition required in this Section 9.3 other than the Member approval requirement set forth in Section 9.3(e).
9.4 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Governors, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer): (i) the transferee’s rights shall be strictly limited to the transferor’s Membership Financial Rights associated with such Units; and (ii) the Company may offset against such Membership Financial Rights (without limiting any other legal or equitable rights of the Company) any debts, obligations or liabilities for damages that the transferor or transferee may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the other Members from all cost, liability and damage that such parties may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result thereof.
9.5 No Dissolution or Termination. The Transfer of Units pursuant to the terms of this Article IX shall not dissolve or terminate the Company. No Member shall have the right to have the Company dissolved or to have such Member’s Capital Contribution returned except as provided in this Agreement.
9.6 Prohibition of Assignment. Notwithstanding the foregoing provisions of this Article IX, no Transfer of Units may be made if the Units sought to be sold, exchanged or Transferred, when added to the total of all other Units sold, exchanged or Transferred within the period of Twelve (12) consecutive months prior thereto, would result in the termination of the Company under Section 708 of the Code. In the event of a Transfer of any Units, the Members will determine, in their sole discretion, whether or not the Company will elect pursuant to Section 754 of the Code (or corresponding provisions of future law) to adjust the basis of the assets of the Company.
9.7 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a Substitute Member pursuant to Section 9.8 of this Agreement shall be entitled only to the Membership Financial Rights with respect to such Units in accordance with this Agreement, and shall not be entitled to the Membership Voting Interests with respect to such Units. In addition, such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.
9.8 Admission of Substitute Members. As to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions:
(a) The Transferee shall, by written instrument in form and substance reasonably satisfactory to the Governors, agree to be bound by all of the terms and provisions of this Agreement, and assume the obligations of the transferor Member hereunder with respect to the Transferred Units.
(b) The transferee shall pay for or reimburse the Company for all reasonable legal, filing and publication costs incurred in connection with the admission of the transferee as a Member; and
(c) Except in the case of a Transfer involuntarily by operation of law, if required by the Governors, the transferee shall deliver to the Company evidence of his/her/its authority to become a Member.
(d) The transferee and transferor shall each execute and deliver such other instruments as the Governors reasonably deem necessary or appropriate in connection with such Transfer.
9.9 Representations Regarding Transfers. Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that: (i) it is not currently making a market in Units and will not in the future make a market in Units; (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the IRS or the Treasury Department that may be promulgated or published thereunder); and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Units (commonly referred to as “matching services”) as being a secondary market or the substantial equivalent thereof, no Member will Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person first agrees to be bound by this Article IX.
Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend, as the same may be amended by the Governors in their sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
9.10 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Governors. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer to be effective not later than the first day of the month following the month in which all documents to effectuate the Transfer have been executed and delivered to the Company, provided that, if the Company does not receive a notice stating the date such Units were Transferred and such other information as the Governors may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the person or entity who, according to the books and records of the

Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.10, whether or not the Governors or the Company has knowledge of any Transfer of any Units.
9.11 Additional Members. Additional Members may be admitted from time to time upon the approval of the Governors, and in accordance with such terms and conditions, as the Governors may determine. All Members acknowledge that the admission of additional Members may result in a dilution of a Member’s Membership Interest. Prior to admission as a Member, a prospective Member shall agree in writing to be bound by this Agreement and shall execute and deliver to the Company an Addendum to this Agreement in the form of Exhibit “B” attached hereto. Upon the execution of such Addendum, such additional Member shall be deemed to be a party to this Agreement as if such additional Member had executed this Agreement on the original date hereof, and shall be bound by all of the provisions set forth herein.
ARTICLE X.
DISSOLUTION AND WINDING UP
10.1 Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”): (i) the affirmative vote of a 75% majority in interest of the Membership Voting Interests to dissolve, wind up and liquidate the Company; or (ii) the entry of a decree of judicial dissolution pursuant to the Act. The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.
10.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members; and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up of the Company’s business and affairs. Notwithstanding any provision of this Agreement to the contrary, the Members acknowledge and agree that all covenants and obligations set forth in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 10.2 and Articles of Dissolution have been filed pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 10.8 of this Agreement), to the extent sufficient therefore, to be applied and distributed, to the maximum extent permitted by law, in the following order: (i) first, to creditors (including Members and Governors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and (ii) second, except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act; (iii) third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in Section 1.6 of this Agreement, after giving effect to all contributions, distributions and allocations for all periods.
10.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article X may be: (i) distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company, in which case the assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement; or (ii) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.
10.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.
10.5 Rights of Unit Holders. Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of such Unit Holder’s Capital Contribution and shall have no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Governors.
10.6 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III of this Agreement.

10.7 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Unit Holder shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.
10.8 The Liquidator. The “Liquidator” shall mean a Person appointed by the Governors to oversee the liquidation of the Company. Upon the consent of a majority in interest of the Members, the Liquidator may be the Governors. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article X and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator and any officers, Governors, agents and employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, Governors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by fraud, intentional misconduct, or a knowing violation of the laws which was material to the cause of action.
10.9 Forms of Liquidated Distributions. For purposes of making distributions required by Section 10.2 of this Agreement, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.
ARTICLE XI.
MISCELLANEOUS
11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is sent, if sent by regular or certified mail, postage prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by regular or certified mail, postage prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company: (a) If to the Company, to its principal address as determined by the Governors, (b) If to the Governors, to the address set forth on record with the Company; (c) If to a Unit Holder, either to the address set forth in the Unit Holder Register or to such other address that has been provided in writing to the Company.
11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Members, and their respective heirs, representatives, successors, transferees and assigns.
11.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Company or any Member.

11.4 Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.
11.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 11.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.
11.6 Incorporation by Reference. Every recital, exhibit, schedule and appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference unless this Agreement expressly provides otherwise.
11.7 Variation of Terms. All terms and variations thereof used in this Agreement shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the context may require.
11.8 Governing Law. The laws of the State of Minnesota shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.
11.9 Waiver of Jury Trial. Each of the Members irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the business and affairs of the Company.
11.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
11.11 Specific Performance. Each Member acknowledges and agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Members may be entitled hereunder, at law or in equity, the Company and the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions of this Agreement.
11.12 No Third Party Rights. None of the provisions contained in this Agreement shall be deemed to be for the benefit of or enforceable by any third parties, including without limitation, any creditors of any Member or the Company.

DULY ADOPTED by the Members effective as of September 6, 2006.
Agassiz Energy, LLC

By:	/s/ Donald Sargeant Donald Sargeant, President

By:	/s/ Roger Dziengel Roger Dziengel, Secretary

/s/ Courtney Pulkrabek

Courtney Pulkrabek		Kenya Paradis

The Leasing Company

Pam Paradis
By:	/s/ Gary Bridgeford

Its: /s/ Partner

Mary Paradis

/s/ Richard Hanson

Richard Hanson

Roger Paradis

Wayne Hoovestol

Lonnie Paradis

Monica Hoovestol

Bryan Paradis

/s/ Allan Dragseth

Allan Dragseth

Arnold G. Paradis

/s/ Nancy Hulett Drake

Nancy Hulett Drake		Tang Farms Partnership

By:

Loren Dusterhoft
Its:

CM & L, LLP

/s/ Wayne Wagner

Wayne Wagner
		By:	/s/ Craig T. Morgan
Its: Partner

Eldora Paradis

A & E Partnership		Crookston Jobs Inc.

By:	/s/ Larry Altringer	By:	/s/ John Vallenger
Its: /s/ Pres.		Its: Treasurer

/s/ Leroy Reitmeier

Leroy Reitmeier		Merle Anderson

/s/ Roger Dziengel

Thomas Wagner		Roger Dziengel

/s/ Donald Sargeant

Brad Beyer		Donald Sargeant

/s/ Larry Altringer		/s/ Peter Haddeland

Larry Altringer		Peter Haddeland

/s/ Timothy S. Hanson		/s/ Tom Jorgens

Timothy Hanson		Tom Jorgens

/s/ Allen H. Brost

Allen Brost		Dale Dufault

Northwest MN Foundation		Crookston Development Authority

By:		By:	/s/ Dale Umlauf

Its:		Its: Executive Director

/s/ James Noyes		/s/ John Bridgeford

James Noyes		John Bridgeford

EXHIBIT “A”
Current Membership List

Name of
Initial Member	Contribution	Units
A& E Partnership	$48,000.00	144,000

Larry Altringer	$80,000.00	240,000

Merle Anderson	$8,000.00	24,000

Brad Beyer	$40,000.00	120,000

John Bridgeford	$24,000.00	72,000

Allen Brost	$80,000.00	240,000

CM & L, LLP	$48,000.00	144,000

Crookston Development Authority	$20,000.00	60,000

Crookston Jobs, Inc.	$25,000.00	75,000

Allan Dragseth	$8,000.00	24,000

Nancy Hulett Drake	$16,000.00	48,000

Dale Dufault	$37,500.00	112,500

Loren Dusterhoft	$40,000.00	120,000

Roger Dziengel	$40,000.00	120,000

Peter Haddeland	$16,000.00	48,000

Richard Hanson	$24,000.00	72,000

Timothy Hanson	$40,000.00	120,000

Name of
Initial Member	Contribution	Units
Monica Hoovestol	$80,000.00	240,000

Wayne Hoovestol	$80,000.00	240,000

Thomas Jorgens	$8,000.00	24,000

The Leasing Company	$80,000.00	240,000

Northwest Minnesota Foundation	$75,000.00	225,000

James Noyes	$16,000.00	48,000

Arnold Paradis	$20,000.00	60,000

Bryan Paradis	$20,000.00	60,000

Eldora Paradis	$20,000.00	60,000

Kenya Paradis	$20,000.00	60,000

Lonnie Paradis	$20,000.00	60,000

Mary Jane Paradis	$20,000.00	60,000

Pamela Paradis	$20,000.00	60,000

Roger Paradis	$20,000.00	60,000

Courtney Pulkrabek	$160,000.00	480,000

Leroy Reitmeier	$96,000.00	288,000

Donald Sargeant	$28,000.00	84,000

Tang Farms	$80,000.00	240,000

Thomas Wagner	$80,000.00	240,000

Wayne Wagner	$8,000.00	24,000

EXHIBIT “B”
MEMBER SIGNATURE PAGE
ADDENDUM TO THE
SECOND AMENDED AND RESTATED MEMBER CONTROL AGREEMENT
OF AGASSIZ ENERGY, LLC
The undersigned does hereby warrant, represent, covenant and agree that: (i) the undersigned, as a condition to becoming a Member in Agassiz Energy, LLC, has received a copy of the Second Amended and Restated Member Control Agreement dated effective September 6, 2006, and, if applicable, all amendments and modifications thereto; (ii) the undersigned shall be subject to and comply with all terms and conditions of such Second Amended and Restated Member Control Agreement in all respects, as if the undersigned had executed said Second Amended and Restated Member Control Agreement on the original date thereof; and (iii) the undersigned is and shall be bound by all of the provisions of said Second Amended and Restated Member Control Agreement from and after the date of execution of this Addendum.

Individuals:	Entities:

Name of Individual (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member
Agreed to and Accepted on Behalf of the Company and Its Members:
Agassiz Energy, LLC

By:
Donald Sargeant, President